Exhibit 99.1

Conmed Healthcare Management, Inc. Reports Fourth Quarter and Full
Year 2008 Results

Achieves 61% Increase in Fourth Quarter Revenues and
Second Consecutive Quarter of Profitability

Hanover, Md.-- (BUSINESS WIRE)—March 26, 2009 -- Conmed Healthcare Management, Inc. (OTCBB:CMHM - News), a leading full service provider of correctional facility healthcare services to county and municipal detention centers, today announced financial results for its fourth quarter and year ended December 31, 2008.

Financial Highlights*

•	Net revenue for the three months ended December 31, 2008 increased 61%, to $12.2 million from $7.6 million in last year's comparable period
•	Gross profit for the fourth quarter of 2008 increased 61% to $2.4 million, representing a 19.7% gross margin, compared to $1.5 million and 19.6%, respectively, in last year's same period
•	Recorded second consecutive quarter of GAAP profitability
•	Fourth quarter adjusted EBITDA** grew 138% to approximately $761,000 from approximately $319,000 in the prior year’s period
•	Run-rate revenue of approximately $51 million at year-end
•	Finished the year with $7.5 million in cash and cash equivalents, or $0.62 per share

Operating Highlights

•
Announced largest contract in Company history in third quarter for approximately $19 million over 23 months. Under the contract Conmed will provide a full suite of services to the Pima County Adult Detention Center in Tucson, Arizona

•	Closed two acquisitions, including Maryland-based Correctional Mental Health Services, LLC (CMHS), a provider of mental health services.
•
During the fourth quarter, Conmed was awarded a three-year medical services agreement with the new Western Virginia Regional Jail located in Salem, Virginia. This new contract, valued at over $5 million, is expected to generate $1.7 million per year in revenue for Conmed and will commence in the first quarter 2009.

Fourth Quarter Results

Net revenue for the three months ended December 31, 2008 increased $4.6 million, or 61%, to $12.2 million from $7.6 million in last year's comparable period. The revenue improvement resulted from the addition of new medical service contracts, contracts purchased from Emergency Medicine Documentation Consultants P.C. (EMDC) in February 2008, the CMHS acquisition, in November 2008 plus the expansion of services and price adjustments to counties already served by Conmed.

"Conmed had a year of tremendous growth and increasing momentum in 2008,” commented Richard Turner, Chairman and Chief Executive Officer of Conmed Healthcare Management. “Throughout the year our team continued to win new contracts and expand services for current customers on a platform that has proven to provide predictability, accountability, clinical relevance, as well as, cost-effective services to county and municipal correctional facilities. Our team’s record of achieving compliance with audits and providing appropriate standards of care is attracting the attention of many counties, making our clinical team a ‘go-to’ full range provider of quality and fully-compliant healthcare services. The $19 million, 23-month contract we signed in the third quarter, with Pima County, Arizona, marked our entrance into that state and the Southwestern part of the country. It was a landmark event for the Company as well as our medical and quality teams, as it was the largest contract in our Company’s history. Our success continued in the fourth quarter of 2008 by entering into the contract with the new Western Virginia Regional Jail located in Salem, Virginia, our fourth facility in the state. Our legacy continues to spread in the states we serve, and we believe that there remain numerous opportunities to expand our footprint both in states where Conmed currently provides services and beyond.

Dr. Turner continued, “The fourth quarter of 2008 was our second consecutive quarter of profitability, as our business has scaled to the point where our track record that embraces both client retention and a recurring revenue model is producing results at the bottom line. Further, our attention to stringent cost control disciplines and attention to prudent investing initiatives enabled total operating expenses as a percentage of our revenues to decline by 410 basis points in the quarter, compared with last year.”

“Our acquisition of the EMDC contracts in the Pacific Northwest helps to expand our geographic footprint and growing presence, while the CMHS behavioral health services acquisition accelerates the expansion of our behavioral healthcare strategy. Together, these two acquisitions are expected to generate an additional $1.7 million in revenue annually, and we expect both to grow and contribute to our top- and bottom-lines going forward. We will continue to pursue a variety of paths to ensure future growth, including acquisitions and strategic partnerships, in expediting our strategy to become a consolidator in our industry, and become the provider of choice within the markets we serve,” concluded Dr. Turner.

Total healthcare expenses for the quarter ended December 31, 2008 were $9.8 million compared to $6.1 million in the year-ago period. The increase reflects increased staffing to support new business as well as for medical care services resulting primarily from the increase in medical service contracts. Gross profit for the fourth quarter of 2008 was up 61% to $2.4 million, representing a 19.7% gross margin, compared to $1.5 million and 19.6%, respectively, in last year's same period.

Total operating expenses were $2.4 million for the quarter ended December 31, 2008 compared to $1.8 million for the year-ago period. Operating expenses as a percentage of sales were 19.6% compared to 23.7% in the year-ago period, which reflects better operating leverage. Selling, general and administrative expenses for the fourth quarter were $1.8 million or 14.6% of revenue compared to $1.3 million or 17.1% of revenue for the year-ago quarter, primarily driven by additional management and administrative personnel required to support the Company’s rapid growth.

Conmed reported operating income of approximately $11,000 in the fourth quarter compared to an operating loss of approximately $(312,000) in the fourth quarter last year. Net income was approximately $19,000or $0.00 per basic and fully diluted share compared to a loss of approximately $(393,000) last year, or $(0.03) per basic and fully diluted share.

For the fourth quarter of 2008, adjusted EBITDA** grew 139% to approximately $761,000 compared to approximately $319,000 in the prior year fourth quarter.

Full Year Results*

Net revenue for the year ended December 31, 2008 increased $14.5 million, or 55.5%, to $40.6 million from $26.1 million in proforma revenue for last year's comparable period. The year-over-year increase is primarily due to the addition of new medical service contracts which were acquired after January 1, 2007. Together these new contracts accounted for approximately $11.5 million or 79.5% of the increase in revenue for the period. Total healthcare expenses for the year ended December 31, 2008 were $33.1 million compared to $21.2 million in the year-ago period, resulting in gross profit of $7.4 million, representing an 18.3% gross margin, compared to $4.9 million or 18.6% gross margin in last year's same period.

Total operating expenses were $8.5 million, or 20.9% of revenue for the year ended December 31, 2008 compared to $6.8 million, or 26.2% of revenue for the year-ago period. Conmed's operating loss was $(1.1 million) in the year ended December 31, 2008 compared to an operating loss of $(2.0 million) in the same period last year. The net loss was approximately $(919,000) or $(0.08) per basic and fully diluted share compared to a proforma loss of $(1.8 million), or $(0.18) per basic and fully diluted share in the year ago period.

For the full year 2008, adjusted EBITDA** was approximately $1.6 million.

The Company generated $2.8 million in operating cash flow in the year ended December 31, 2008, and had $7.5 million in cash and cash equivalents as of December 31, 2008. The Company generated positive operating cash flow in each quarter.

*  All comparisons presented for the year ended December 31, 2007 are based on proforma results. Proforma adjustments include consolidation of the Company and Conmed, Inc. for the full year plus adjustments to reflect the amortization of intangible assets and a proforma estimated tax expense for the full year periods.

**  Use of Non-GAAP Figure--Earnings Before Interest, Taxes Depreciation and Amortization (EBITDA)

In addition to containing results that are determined in accordance with accounting principles generally accepted in the United States of America (GAAP), this press release also contains the Company’s “EBITDA” results, which are non-GAAP earnings results that exclude certain items. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and adjusted EBITDA are key indicators used by management to evaluate operating performance. While EBITDA and adjusted EBITDA are not intended to replace any presentation included in the consolidated financial statements under GAAP and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing its capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. Adjusted EBITDA, as used in the press release, represents income from continuing operations before interest, taxes, depreciation and amortization adjusted for stock-based compensation, gains or losses on the sale of assets, impairment charges and other unusual or non-recurring transactional events. A reconciliation of EBITDA and adjusted EBITDA to GAAP financial measures for the three months and year ended December 31, 2008 is included in the financial schedules accompanying this press release. The adjusted financial measures, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

Conference Call

Conmed will host a conference call today, Thursday, March 26, at 4:30 PM ET.  Anyone interested in participating should call 800-762-8795 if calling within the United States or 480-248-5085 if calling internationally. A re-play will be available until April 2, 2009, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use passcode 4026661 to access the replay.

The webcast will also be broadcast live over the internet and accessible at http://viavid.net/dce.aspx?sid=00005FAE, and archived for 30 days.

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently services detention centers and correctional facilities in thirty-three counties in six states, including Arizona, Kansas, Maryland, Oregon, Virginia  and Washington, Conmed's medical services have expanded to include mental health, pharmacy, ancillary services and management of out-of-facility healthcare services.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "projects", "potentially" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation: the Company's ability to increase revenue and to continue to obtain new contracts, contract renewals and extensions; the ability to obtain bonds; decreases in occupancy levels or disturbances at detention centers; malpractice litigation; the ability to utilize third party administrators for out-of-facility care; compliance with laws and government regulations, including those relating to healthcare; competition; termination of contracts due to lack of government appropriations; material adverse changes in economic and industry conditions in the healthcare market; negative publicity regarding the provision of correctional healthcare services; dependence on key personnel and the ability to hire skilled personnel; increases in healthcare costs; insurance; completion and integration of future acquisitions; public company obligations; and stock price volatility. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2008. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,472,140	$7,136,720
Accounts receivable	2,375,583	1,622,424
Prepaid expenses	291,599	214,834
Total current assets	10,139,322	8,973,978
PROPERTY AND EQUIPMENT, NET	529,304	212,815
DEFERRED TAXES	645,000	90,000
OTHER ASSETS
Service contracts acquired, net	2,004,000	2,699,000
Non-compete agreements, net	821,667	749,000
Goodwill	6,254,544	4,852,338
Deposits	15,408	58,698
Total other assets	9,095,619	8,359,036
	$20,409,245	$17,635,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,080,259	$837,144
Accrued expenses	3,210,749	1,563,020
Taxes payable	432,380	5,000
Deferred revenue	561,734	353,075
Notes payable, current portion	170,228	7,798
Total current liabilities	5,455,350	2,766,037
NOTES PAYABLE, LONG-TERM	35,000	5,418
SHAREHOLDERS’ EQUITY
Preferred stock no par value; authorized 5,000,000 shares; issued and outstanding zero shares as of December 31, 2008 and December 31, 2007	--	--
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 12,457,539 and 11,943,141 shares as of December 31, 2008 and December 31, 2007, respectively	1,246	1,194
Additional paid-in capital	36,875,610	35,901,874
Retained (deficit)	(21,957,961)	(21,038,694)
Total shareholders' equity	14,918,895	14,864,374
	$20,409,245	$17,635,829

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Twelve Months Ended December 31, 2008	For the 340- Day Period January 26, 2007 to December 31, 2007	For the Three Months Ended December 31, 2008	For the Three Months Ended December 31, 2007

Service contract revenue	$40,550,414	$24,568,475	$12,188,133	$7,588,043

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	21,412,861	12,810,048	6,717,393	4,169,124
Medical expenses	10,378,753	6,253,352	2,675,962	1,722,921
Other operating expenses	1,333,425	861,296	399,494	210,067
Total healthcare expenses	33,125,039	19,924,696	9,792,849	6,102,112

Gross profit	7,425,375	4,643,779	2,395,284	1,485,931

OPERATING EXPENSES:
Selling and administrative expenses	6,359,694	4,450,939	1,785,265	1,300,124
Depreciation and amortization	2,132,748	2,090,977	598,878	497,931
Total operating expenses	8,492,442	6,541,916	2,384,143	1,798,055

Operating income (loss)	(1,067,067)	(1,898,137)	11,141	(312,124)

INTEREST INCOME (EXPENSE)
Interest income	154,949	312,964	9,864	84,336
Interest (expense)	(7,149)	(6,848)	(2,428)	(3,210)
Total interest income	147,800	306,116	7,436	81,126

Income (loss) before income taxes	(919,267)	(1,592,021)	18,577	(230,998)
Income tax expense	--	162,000	--	162,000
Net income (loss)	$(919,267)	$(1,754,021)	$18,577	$(392,998)

LOSS PER COMMON SHARE
Basic	$(0.08)	$(0.17)	0.00	(0.03)
Diluted	$(0.08)	$(0.17)	0.00	(0.03)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	12,090,399	10,310,994	12,339,487	11,943,141
Diluted	12,090,399	10,310,994	13,324,598	11,943,141

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended December 31, 2008	For the 340- Day Period January 26, 2007 to December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(919,267)	$(1,754,021)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	112,415	39,535
Amortization	2,020,333	2,052,000
Stock-based compensation	573,775	556,449
Loss on disposal of property	2,257	--
Deferred income taxes	(555,000)	(90,000)
Income tax benefit for warrant exercises	--	162,000
Changes in working capital components
(Increase) in accounts receivable	(623,459)	(512,785)
Decrease (increase) in prepaid expenses	(75,083)	329,035
Decrease (increase) in deposits	45,000	(56,274)
Increase in accounts payable	243,115	(415,917)
Increase in accrued expenses	1,350,865	937,375
Increase (decrease) in income taxes payable	427,380	(157,000)
Increase (decrease) in deferred revenue	208,659	278,557
Net cash provided by operating activities	2,810,990	1,368,954

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(426,161)	(208,187)
Stock Purchase from CMHS, LLC	(1,767,855)	--
Asset Purchase from EMDC, P.C.	(245,853)	--
Acquisition of Conmed, Inc., net of cash acquired	--	(7,794,597)
Net cash used in investing activities	(2,439,869)	(8,002,784)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on line of credit	39,903	--
Short-term borrowings	--	289,368
Payments on loans	(75,604)	(296,120)
Net proceeds from Private Placement	--	12,916,997
Proceeds from exercise of warrants	--	36,000
Income tax benefit from warrant exercise		162,000
Net cash provided by (used in) financing activities	(35,701)	13,108,245

Net increase in cash and cash equivalents	335,420	6,474,415

CASH AND CASH EQUIVALENTS
Beginning	7,136,720	662,305
Ending	$7,472,140	$7,136,720

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARIES

PROFORMA STATEMENTS OF OPERATIONS (UNAUDITED)

Twelve Months Ended December 31, 2008 compared to Twelve Months Ended December 31, 2007

The following financial results below are derived from proforma unaudited financial statements for the Twelve months ended December 31, 2007 prepared on the basis that the acquisition of Conmed, Inc. was completed on December 31, 2006. Proforma adjustments include consolidation of the Company and Conmed, Inc. for the full twelve-month period plus an adjustment to reflect the amortization of intangible assets, which increased depreciation and amortization on the proforma unaudited financial statements by approximately $176,000.

	Twelve Months Ended December 31, 2008		Twelve Months Ended December 31, 2007
	Amount	% of Revenue	Amount	% of Revenue

Service contract revenue	$40,550,414	100.0%	$26,073,040	100.0%

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	21,412,861	52.8%	13,652,623	52.4%
Medical expenses	10,378,753	25.6%	6,652,558	25.5%
Other operating expenses	1,333,425	3.3%	906,848	3.5%
Total healthcare expenses	33,125,039	81.7%	21,212,029	81.4%

Gross profit	7,425,375	18.3%	4,861,011	18.6%

OPERATING EXPENSES:
Selling, general & administrative expenses	6,359,694	15.7%	4,558,838	17.5%
Depreciation and amortization	2,132,748	5.3%	2,268,675	8.7%
Total operating expenses	8,492,442	20.9%	6,827,513	26.2%

Operating loss	(1,067,067)	(2.6)%	(1,966,502)	(7.5)%

Net interest income	147,800	0.4%	306,309	1.2%

Loss before income taxes	(919,267)	(2.3)%	(1,660,193)	(6.4)%

Income tax expense	--	--	162,000	0.6%

Net loss	$(919,267)	(2.3)%	$(1,822,193)	(7.0)%

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARIES
RECONCILIATION OF PROFORMA GAAP NET LOSS FROM CONTINUING OPERATIONS
TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2008	2007	2008	2007
Net income (loss)	$(919,267)	$(1,822,193)	$18,577	$(392,998)
Income tax expense	--	162,000	--	162,000
Interest income	(154,949)	(313,250)	(9,864)	(84,336)
Interest expense	7,149	6,941	2,428	3,210
Depreciation and amortization	2,132,748	2,268,675	598,878	497,931
Stock based compensation	573,775	556,449	150,554	133,079
Loss on Sale of Assets	2,257	--	--	--
Earnings before interest, taxes, depreciation and amortization (adjusted EBITDA)	$1,641,713	$858,622	$760,573	$318,886

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5529
Chief Financial Officer
tfry@conmed-inc.com

or
Hayden IR
Peter Seltzberg, 646-415-8972
peter@haydenir.com
or
Brett Maas, 646-536-7331
brett@haydenir.com